UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)


                           Darling International Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                               (Title of Class of Securities)



                                    237266101
                           ---------------------------
                                 (CUSIP Number)

                      Stuart J. Lissner, Managing Director
                                PPM America, Inc.
                        225 West Wacker Drive, Suite 1200
                                Chicago, IL 60606
                            Telephone: (312) 634-2501

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                    Copy to:
                                Michael A. Gordon
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603
                            Telephone: (312) 853-2217

                                November 5, 2002
                   ------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (Continued on following pages)

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 2 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1 NAME OF REPORTING PERSONS: PPM America Special Investments Fund, L.P. I.R.S.IDENTIFICATION NOS.OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                (a)  |_|
                                                                     (b)  |X|
-------------------------------------------------------------------------------
  3    SEC USE ONLY
-------------------------------------------------------------------------------
  4    SOURCE OF FUNDS
       00
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEM 2(D) OR 2(E)                                                   |_|
-------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                None.
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             10,522,770 shares
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             10,522,770 shares
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,522,770 shares
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                             |_|
-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        16.90%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 3 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:  PPM America Fund Management GP, Inc.
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                (a)  |_|
                                                                      (b)  |X|
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        00
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(D) OR 2(E)                                                  |_|
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                None.
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             10,522,770 shares (1)
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                       10    SHARED DISPOSITIVE POWER
                             10,522,770
-------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,522,770 shares (1)
-------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                             |_|
-------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        16.90%
-------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
-------------------------------------------------------------------------------
(1) All of the shares of Darling International Inc. common stock covered by this report are owned beneficially by PPM America Special Investments Fund, L.P. ("SIF I"), and none are owned directly or indirectly by PPM America Fund Management GP, Inc. ("SIF I GP"). SIF I GP is the general partner of SIF I.
As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that SIF I GP is the beneficial owner of any of the securities covered by this statement.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 4 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1 NAME OF REPORTING PERSONS: PPM America Special Investments CBO II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP               (a)  |_|
                                                                   (b)  |X|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      00
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(D) OR 2(E)                                                 |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                None.
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             6,659,897 shares
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             6,659,897 shares
-------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,659,897 shares
-------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
-------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.69%
-------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
      PN
-------------------------------------------------------------------------------

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 5 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS:  PPM America CBO II Management Company
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                  (a)  |_|
                                                                      (b)  |X|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      N/A
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(D) OR 2(E)                                                     |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                0
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             6,659,897 shares (2)
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             0
-------------------------------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             6,659,897 shares (2)
-------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,659,897 shares (2)
-------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
-------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.69%
-------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
      PN
-------------------------------------------------------------------------------
(2) All of the shares of Darling International Inc. common stock covered by this report are owned beneficially by PPM America Special Investments CBO II, L.P. ("CBO II"), and none are owned directly or indirectly by PPM America CBO II Management Company ("CBO II GP"). CBO II GP is the general partner of CBO
II. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that CBO II GP is the beneficial owner of any of the securities covered by this statement.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 6 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS:  PPM MGP (Bermuda), Ltd.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                  (a)  |_|
                                                                      (b)  |X|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      00
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(D) OR 2(E)                                                    |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                None.
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             7,379,837 shares (3)
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             7,379,837 shares (3)
-------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      7,379,837 shares (3)
-------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
-------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      11.85%
-------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
      CO
-------------------------------------------------------------------------------
(3) 719,940 shares of Darling International Inc. common stock covered by this report are registered in the name of Daple S.A., a company incorporated with limited liability under the laws of Luxembourg ("Daple"). PPM America, Inc. and PPM MGP (Bermuda), Ltd. are the beneficial owners of such securities for purposes of Rule 13D due to the fact that Daple has delegated all of its power to vote and to acquire and dispose of such securities to PPM America, Inc. pursuant to an Investment Advisory Agreement and to PPM MGP (Bermuda), Ltd. pursuant to a Special Investment Management Agreement. 6,659,897 shares of Darling International Inc. common stock covered by this report are owned beneficially by CBO II, and none of such securities are owned directly or indirectly by PPM MGP (Bermuda), Ltd. PPM MGP (Bermuda), Ltd. is the managing general partner of CBO II GP. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM MGP (Bermuda), Ltd. is the beneficial owner of any of the securities owned beneficially by CBO II.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------

---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 7 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS:  PPM America, Inc.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                 (a)  |_|
                                                                     (b)  |X|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      00
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(D) OR 2(E)                                                   |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                0
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------
                        8    SHARED VOTING POWER
                             17,902,607 shares (4)
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             17,902,607 shares (4)
-------------------------------------------------------------------------------
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      17,902,607 shares (4)
-------------------------------------------------------------------------------
  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES |_|
-------------------------------------------------------------------------------
  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.75%
-------------------------------------------------------------------------------
  14  TYPE OF REPORTING PERSON
      CO
-------------------------------------------------------------------------------
(4) 17,182,667 of the shares of Darling International Inc. common stock covered by this report are owned beneficially by SIF I and CBO II, and none of such securities are owned directly or indirectly by PPM America, Inc. PPM America, Inc. is the investment manager/adviser of each of SIF I and CBO II.
As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM America, Inc. is the beneficial owner of such the securities owned beneficially by SIF I and CBO II. 719,940 of the shares of Darling International Inc. common stock covered by this report are registered in the name of Daple. PPM America, Inc. and PPM MGP (Bermuda), Ltd. are the beneficial owners of such securities for purposes of Rule 13D due to the fact that Daple has delegated all of its power to vote and to acquire and dispose of such securities to PPM America, Inc. pursuant to an Investment Advisory Agreement and to PPM MGP (Bermuda), Ltd. pursuant to a Special Investment Management Agreement.

                                  SCHEDULE 13D
-------------------------------------------------------------------------------
---------------------------------               -------------------------------
CUSIP No. 237266101                    13D                  Page 8 of 10 Pages
----------------------------------               ------------------------------



-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS:  PPM Holdings, Inc.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP                  (a)  |_|
                                                                      (b)  |X|
-------------------------------------------------------------------------------
  3   SEC USE ONLY
-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS
      00
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEM 2(D) OR 2(E)                                                    |_|
-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
-------------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
       SHARES                None.
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
-------------------------------------------------------------------------------

                        8    SHARED VOTING POWER
                             17,902,607 shares (5)
-------------------------------------------------------------------------------
                        9    SOLE DISPOSITIVE POWER
                             None.
-------------------------------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             17,902,607 shares (5)
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       17,902,607 shares (5)
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                              |_|
-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       28.75%
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON
       CO
-------------------------------------------------------------------------------
(5) All of the shares of Darling International Inc. common stock covered by this report are owned beneficially by SIF I, CBO II or PPM America, Inc. and PPM MGP (Bermuda), Ltd. Each of PPM America, Inc., PPM MGP (Bermuda), Ltd., SIF I GP and CBO II GP are subsidiaries of PPM Holdings, Inc. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM Holdings, Inc. is the beneficial owner of any of the securities covered by this statement.

ITEM 1.  SECURITY AND ISSUER.
         -------------------

         Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, the undersigned hereby amend their Schedule 13D Statement dated May 22, 2002 (the "Schedule 13D"), relating to the Common Stock, par value $.01 per share, of Darling International Inc. Unless otherwise indicated, any defined term used herein shall have the meaning given to such term in the Schedule 13D.

ITEM 2.  IDENTITY AND BACKGROUND.
         -----------------------

         The information previously furnished in response to Item 4 is hereby amended by amending and restating the second to last paragraph of Item 2 as follows:

         PPM America and PPM Bermuda are each 100% owned by Holdings. Holdings' sole stockholder is Brooke Holdings, Inc., a Delaware corporation, the voting common stock of which is wholly owned by Brooke Holdings (UK) Limited, a UK private company ("BHUK"). BHUK is 100% owned by Holborn Delaware Corporation, a Delaware corporation ("Holborn"). The stockholders of Holborn are Prudential One Limited ("POL") (80%), Prudential Two Limited (10%) and Prudential Three Limited (10%), each UK private companies. The sole stockholder of POL is Prudential Corporation Holdings Limited ("Prudential Holdings"), a UK private company. Prudential plc, a UK public limited company ("Prudential"), is the sole shareholder of Prudential Holdings and the ultimate parent of PPM America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
         -------------------------------------------------

         No Amendment.

ITEM 4.  PURPOSE OF TRANSACTION.
         ----------------------

         The information previously furnished in response to Item 4 is hereby amended by adding at the end thereto the following:

         Certain or all of the Reporting Persons may from time to time sell or otherwise dispose of their respective positions in the Issuer's Shares in one or more public or private transactions.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         ------------------------------------

         No Amendment.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDING OR RELATIONSHIPS
         WITH RESPECT TO SECURITIES OF THE ISSUER.
         ----------------------------------------

         No Amendment.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.
         --------------------------------

         No Amendment.

                                         Signature
                                         ---------

     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  November 5, 2002

PPM AMERICA SPECIAL INVESTMENTS           PPM AMERICA SPECIAL INVESTMENTS
FUND, L.P.                                CBO II, L.P.
By:  PPM America, Inc.                    By:  PPM America, Inc.
As Attorney-in-Fact                       As Attorney-in-Fact

By: /s/  Brian Schinderle                 By:  /s/  Brian Schinderle
    ---------------------------              ----------------------------
Brian Schinderle                          Brian Schinderle
Senior Managing Director                  Senior Managing Director

PPM AMERICA FUND MANAGEMENT               PPM AMERICA, INC.
GP, INC.

By: /s/  Brian Schinderle                 By:  /s/  Brian Schinderle
    ---------------------------              ----------------------------
Brian Schinderle                          Brian Schinderle
Senior Vice President                     Senior Managing Director


PPM AMERICA CBO II MANAGEMENT             PPM MGP (BERMUDA), LTD.
COMPANY
By:   PPM MGP (Bermuda), Ltd.             By: /s/  Brian Schinderle
Its:  Managing General Partner                ---------------------------
                                          Brian Schinderle
By:  /s/  Brian Schinderle                Senior Vice President
   ---------------------------
Brian Schinderle
Senior Vice President

PPM HOLDINGS, INC.

By:  /s/  Mark Mandich
   ---------------------------
Mark Mandich
Chief Operating Officer and Executive Vice
President


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be riled with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.

     The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).